CREDIT AGREEMENT

DATED AS OF JUNE 30, 2016

BETWEEN

NABC, INC.

AND

U.S. BANK NATIONAL ASSOCIATION

i

5.5.	Material Adverse Change	26
5.6.	Taxes	26
5.7.	Litigation and Contingent Obligations	26
5.8.	Subsidiaries	26
5.9.	ERISA	26
5.10.	Accuracy of Information	26
5.11.	Regulation U	26
5.12.	Material Agreements	26
5.13.	Compliance With Laws	27
5.14.	Ownership of Properties	27
5.15.	Plan Assets; Prohibited Transactions	27
5.16.	Environmental Matters	27
5.17.	Investment Company Act	27
5.18.	Insurance	27
5.19.	Subordinated Indebtedness	27
5.20.	Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws	27
5.21.	Force Majeure	28
5.22.	Labor Matters	28

ARTICLE VI COVENANTS		28

6.1.	Financial Reporting	28
6.2.	Use of Proceeds	29
6.3.	Notice of Material Events	29
6.4.	Conduct of Business	30
6.5.	Taxes	30
6.6.	Insurance	30
6.7.	Compliance with Laws and Material Contractual Obligations	31
6.8.	Maintenance of Properties	31
6.9.	Books and Records; Inspection	31
6.10.	Permits and Licenses	31
6.11.	Payment of Obligations	31
6.12.	Indebtedness	31
6.13.	Merger	32
6.14.	Sale of Assets	32
6.15.	Investments	32
6.16.	Acquisitions	33
6.17.	Liens	33
6.18.	Capital Expenditures	35
6.19.	Affiliates	35
6.20.	Subordinated Indebtedness	35
6.21.	Reserved	35
6.22.	Reserved.	35
6.23.	Sale of Accounts	35
6.24.	Sale and Leaseback Transactions	35
6.25.	Reserved	35
6.26.	Restricted Payments	35
6.27.	Financial Covenants	35
6.28.	Reserved.	36
6.29.	PATRIOT Act Compliance	36
6.30.	Accounting Changes, Etc.	36

ii

6.31.	Negative Pledges; Subsidiary Restrictions	36
6.32.	Deposit Accounts	36

ARTICLE VII DEFAULTS		36

ARTICLE VIII ACCELERATION AND REMEDIES		39

8.1.	Acceleration; Remedies	39
8.2.	Preservation of Rights. .	39

ARTICLE IX GENERAL PROVISIONS		39

9.1.	Modifications	39
9.2.	Survival of Representations	40
9.3.	Governmental Regulation	40
9.4.	Headings	40
9.5.	Entire Agreement	40
9.6.	Benefits of this Agreement	40
9.7.	Expenses; Indemnification	40
9.8.	Accounting	41
9.9.	Severability of Provisions	41
9.10.	No Advisory or Fiduciary Responsibility; Nonliability of Lender	41
9.11.	Confidentiality	41
9.12.	Nonreliance	42
9.13.	USA PATRIOT ACT NOTIFICATION	42
9.14.	Communication by Cellular Phone or Other Wireless Device	42

ARTICLE X SETOFF		42

10.1.	Setoff	42

ARTICLE XI BENEFIT OF AGREEMENT; SUCCESSORS AND ASSIGNS		43

11.1.	Successors and Assigns	43

ARTICLE XII NOTICES		43

12.1.	Notices.	43

ARTICLE XIII COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS		44

13.1.	Counterparts; Effectiveness	44
13.2.	Electronic Execution of Assignments	44

ARTICLE XIV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		45

14.1.	CHOICE OF LAW.	45
14.2.	CONSENT TO JURISDICTION.	45
14.3.	WAIVER OF JURY TRIAL.	45

iii

SCHEDULES

SCHEDULE 5.8 – Subsidiaries

SCHEDULE 5.14 – Properties

SCHEDULE 6.12 – Indebtedness

SCHEDULE 6.15 – Investments

SCHEDULE 6.17 - Liens

EXHIBITS

EXHIBIT A – Form of Borrowing Base Certificate

EXHIBIT B – Form of Compliance Certificate

EXHIBIT C – Form of Revolving Note

EXHIBIT D – Form of Borrowing Notice

iv

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”), dated as of June 30, 2016, is between NABC, INC., a Colorado corporation (together with its successors and assigns, the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (together with its successors and assigns, the “Lender”). The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions. As used in this Agreement:

“Account Debtor” means any Person obligated on an Account.

“Accounts” means as at any date of determination, all “accounts” (as such term is defined in the UCC) of the Loan Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Loan Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Loan Party, as stated on the respective invoice of a Loan Party.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Borrower or any of its Subsidiaries (a) acquires any going-concern business or all or substantially all of the assets of any firm, corporation, limited liability company or partnership, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting Equity Interests of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of Equity Interests, by contract or otherwise.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Anti -Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

1

“Applicable Margin” means the amount specified in the column in the table below headed “Applicable Margin,” that corresponds to the Senior Cash Flow Leverage Ratio at the time in question;

Pricing Level	Senior Cash Flow	Applicable Margin
Leverage Ratio

Level 1	Greater than or equal to 4.00 to 1.00	3.00 percent

Level 2	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	2.75 percent

Level 3	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.50 percent

Level 4	Less than 3.00 to 1.00	2.25 percent

The Applicable Margin shall be determined in accordance with the foregoing table based on the Senior Cash Flow Leverage Ratio as reflected in the then most recent annual or quarterly financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a) or (b). Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first fiscal month immediately following the date on which the delivery of such financials is required until the first day of the first fiscal month immediately following the next such date on which delivery of such financials of the Borrower and its Subsidiaries is so required. If the Borrower fails to deliver the financials to the Lender at the time required pursuant to Section 6.1, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five (5) days after such financials are so delivered, at which time the Applicable Margin shall be determined based on such financials according to the tables above.

Notwithstanding the foregoing, Level 1 shall be deemed to be applicable until the Lender’s receipt of the applicable financials for the Borrower’s first full fiscal quarter ending after the Effective Date, and adjustments to the tier then in effect shall thereafter be effected in accordance with the preceding paragraph.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Brent Willis, Scott LeBon, Chuck Ence, or any such other Persons authorized in writing delivered to Bank by Borrower from time to time, who has been delegated full and proper authority to serve as such representative of Borrower for purposes of delivering certificates and other documents on behalf of Borrower, acting singly.

“Available Revolving Commitment “ means, at any time, the Revolving Commitment Amount then in effect minus the Revolving Exposure at such time.

2

“Borrowing Base” means, as of any date of determination by the Lender, an amount in Dollars equal to the sum at such time of the following (less Reserves established by the Lender at such time in its Permitted Discretion and subject to adjustment as provided in Section 2.18):

(a)	70% of the book value of Eligible Accounts at such time; plus

(b)	75% of the book value of Eligible Inventory; and

(c)	50% of Eligible Equipment and Machinery (applicable for the period of time from the date of this Agreement to the date which is six months following the date of this Agreement).

provided, that the aggregate amount under clause (b) above which may be included in the Borrowing Base shall not exceed the aggregate amount under clause (a) above; provided, further, that the book value of any category of Inventory shall be reduced (A) by vendor rebates, (B) to eliminate intercompany profits, and (C) for unreconciled variances between the Loan Parties’ perpetual Inventory and general ledger. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate theretofore delivered to the Lender (absent any error in such Borrowing Base Certificate); provided, that the Borrowing Base shall be adjusted (i) upon the establishment of any Reserve by the Lender in accordance with the terms of this Agreement or the exclusion by the Lender in accordance with the terms of this Agreement of any previously eligible component of the Borrowing Base, (ii) at the Lender’s election for collections received in respect of Accounts and (iii) otherwise in accordance with Section 2.18.

“Borrowing Base Certificate” means a certificate executed by an Authorized Officer, in the form attached hereto as Exhibit A (with such modifications to such form as may be reasonably requested by the Lender from time to time), setting forth the Borrowing Base and the component calculations in respect of the foregoing.

“Borrowing Date” means a date on which a Loan is made.

“Borrowing Notice” is defined in Section 2.7.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“ Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, [and] (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $500,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

3

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Lender, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of 10% or more of the outstanding shares of voting Equity Interests of the Borrower on a fully diluted basis; (b) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (x) nominated by the board of directors of the Borrower nor (y) appointed or approved by directors so nominated.

“Change in Law” means the adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi-Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means any and all Property in which a security interest or Lien is or is required to be granted to secure the Obligations, and any and all other Property now existing or hereafter acquired that may be or become subject to a security interest or Lien to secure the Obligations.

“Collateral Documents” means, collectively, the Security Agreement, and all other agreements, instruments and documents that are intended to create, perfect or evidence Liens upon the Collateral as security for payment of the Obligations, including without limitation, all other security agreements, pledge agreements, financing statements, Mortgages and assignments, whether heretofore, now, or hereafter executed by the Loan Parties, any of their Subsidiaries, or any other Person, and delivered to the Lender.

“Constituent Documents” means, with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning the disposition of Equity Interests of such Person or voting rights among such Person’s owners.

4

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take -or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Credit Extension” means the making of a Loan.

“Daily Reset LIBOR Rate” means the greater of (a) zero percent (0.0%) and (b) the one-month LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect and reset each New York Banking Day, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent.

“ Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Deposits” is defined in Section 10.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“EBITDA” means, with respect to any fiscal period, for the Borrower and its Subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied, the sum of (a) net income, plus (b) in each case to the extent deducted in calculating net income for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense. EBITDA may be adjusted for non-recurring income and expenses and non-cash items realized other than in the ordinary course of business as Lender determines in its discretion.

“EBITDAR” means, with respect to any fiscal period, for the Borrower and its Subsidiaries calculated on a consolidated basis and as determined in accordance with GAAP consistently applied, the sum of (a) net income, plus (b) in each case to the extent deducted in calculating net income for such period, (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense, and (v) rent or lease expense. EBITDAR may be adjusted for non-recurring income and expenses and non-cash items realized other than in the ordinary course of business as Lender determines in its discretion.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Accounts” means all Accounts owned by the Borrower and properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by the Borrower to the Lender, except any Account to which any of the exclusionary criteria set forth below applies. The Lender shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in its Permitted Discretion. In addition, the Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion. Eligible Accounts shall not include the following Accounts of the Borrower:

5

(a) any Account that is not paid within the earlier of sixty (60) days following its due date or ninety (90) days following its original invoice date;

(b) Except for Accounts owing by Wal-Mart, Safeway, Sam’s Club, and Target, Accounts that are the obligations of an Account Debtor if ten percent (10%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clause (a) of this definition; and with respect to Accounts owing by Wal-Mart, Safeway, Sam’s Club, and Target if twenty percent (20%) or more of the Dollar amount of all Accounts owing by any such Account Debtor are ineligible under the criteria set forth in clause (a) of this definition;

(c) Accounts that are the obligations of an Account Debtor located in a foreign country unless payment thereof is assured by a letter of credit assigned and delivered to the Lender, satisfactory to the Lender in its sole discretion as to form, amount and issuer;

(d) Accounts that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Lender, in its sole discretion, has agreed to the contrary in writing, or the Borrower has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation to the Lender’s satisfaction at its sole discretion;

(e) Accounts to the extent any Loan Party or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to any Loan Party or any Subsidiary thereof but only to the extent of the potential offset;

(f) any Account to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(g) Accounts that arise from a sale to any Affiliate of any Loan Party;

(h) Accounts with respect to which an invoice, reasonably acceptable to the Lender in form and substance, has not been sent to the applicable Account Debtor;

(i) Accounts where:

(i) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(j) Accounts that arise from a sale to any director, officer, or other employee of any Loan Party, or to any entity that has any common officer or director with any Loan Party;

(k) Accounts (i) as to which the Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to the Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

6

(l) Accounts that arise with respect to goods that are delivered on a bill-and-hold basis;

(m) Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(n) Accounts that are payable in any currency other than United States Dollars;

(o) Accounts that are subject to any right, claim, Lien or other interest of any other Person, other than Liens in favor of the Lender, securing the Obligations;

(p) Accounts that arise with respect to goods that are placed on guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(q) Accounts that are evidenced by a judgment, instrument or chattel paper;

(r) Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account for merchandise sold to or services rendered to and accepted by the applicable Account Debtor;

(s) Accounts that do not arise from the sale of goods or the performance of services by the Borrower in the ordinary course of business, including, without limitation, sales of Equipment and bulk sales;

(t) Accounts as to which the Lender’s Lien thereon is not a first priority perfected Lien; or

(u) Accounts that are otherwise determined to be unacceptable by the Lender in its Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower.

“Eligible Inventory” means Inventory owned by the Borrower and properly reflected as “Eligible Inventory”, in the most recent Borrowing Base Certificate delivered by the Borrower to the Lender, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies. The Lender shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. In addition, the Lender reserves the right, at any time and from time to time after the Closing Date, to adjust any of the applicable criteria and to establish new criteria in its Permitted Discretion. Eligible Inventory shall not include the following Inventory of the Borrower:

(a) Inventory that is excess, obsolete, unsaleable, shopworn or seconds;

(b) Inventory that is damaged, returned, rejected or otherwise unfit for sale;

(c) Inventory that is placed on consignment;

7

(d) Inventory that (i) is not either located on premises owned, leased or rented by a Loan Party or stored with a bailee or warehouseman (other than a processor), (ii) is stored at a leased or rented location, unless (x) a landlord waiver has been delivered to the Lender in form reasonably satisfactory to the Lender, or (y) Reserves satisfactory to the Lender have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) an acknowledged bailee letter has been received by the Lender with respect thereto in form reasonably satisfactory to the Lender, or (y) Reserves satisfactory to the Lender have been established with respect thereto, or (iv) is located at an owned location subject to a mortgage in favor of a lender other than the Lender, unless a mortgagee waiver has been delivered to the Lender in form reasonably satisfactory to the Lender;

(e) Inventory that is not located in the United States or that is in transit, except for Inventory in transit between domestic locations of Loan Parties as to which the Lender’s Liens have been perfected at origin and destination;

(f) Inventory that is not covered by casualty insurance reasonably acceptable to the Lender;

(g) Inventory that is not owned by the Borrower or is subject to Liens (other than Permitted Liens described in Sections 6.17(a), (b), (g) and (n)) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Loan Party’s performance with respect to that Inventory);

(h) Inventory that is not subject to a first priority Lien in favor of the Lender, except for Permitted Liens described in Section 6.17(b) (subject to Reserves);

(i) work-in-process Inventory;

(j) Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or other disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(k) Inventory that consists of packing or shipping materials, or manufacturing supplies;

(l) Inventory that consists of tooling or replacement parts;

(m) Inventory that consists of display items;

(n) Inventory that consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;

(o) Inventory that is otherwise determined to be unacceptable by the Lender in its Permitted Discretion, upon the delivery of oral or written notice of such determination to the Borrower; and

(p) Inventory that is custom made for a particular customer of the Borrower for which the Borrower’s customer did not issue a purchase order to the Borrower.

8

“Eligible Equipment and Machinery” means Equipment and machinery in good working order owned by Borrower and which are neither obsolete or defective.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) personal injury or property damage relating to the release or discharge of Hazardous Materials, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equipment” means equipment as defined in the UCC.

“Equity Interests” means all shares, interests or other equivalents, however designated, of or in a corporation, limited liability company, or partnership, whether or not voting, including but not limited to common stock, member interests, partnership interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” is defined in Article VII.

“Excluded Taxes” means, in case of the Lender, Taxes imposed on its overall net income, franchise Taxes, and branch profits Taxes imposed on the Lender, by the jurisdiction under the laws of which it is incorporated or is organized or in which its principal executive office is located.

9

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility Termination Date” means June 30, 2018, or any earlier date on which the Revolving Commitment Amount is reduced to zero or the Revolving Commitment is otherwise terminated pursuant to the terms hereof.

“Finished Goods” means Inventory for which the manufacturing process has been completed and which is held for sale or lease.

“Fixed Charge Coverage Ratio” means, for any period of determination, the ratio of

(a)	EBITDAR, minus the sum of (i) income taxes paid in cash, (ii) Restricted Payments paid in cash, and (iii) Maintenance Capital Expenditures to

(b)	the sum of (i) interest expense paid in cash, (ii) all scheduled principal payments on short and long term Indebtedness and Capitalized Leases, and (iii) rental or lease expense,

in each case calculated for said period without duplication and on a consolidated basis for the Borrower and its Subsidiaries.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervisory Practices or any successor or similar authority to any of the foregoing).

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of a Person means, without duplication, such Person’s (a) obligations for borrowed money (including the Obligations hereunder), (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) Capitalized Lease Obligations, (g) obligations as an account party with respect to standby and commercial Letters of Credit, (h) Contingent Obligations of such Person, (i) Net Mark-to-Market Exposure under Hedge Management Transactions [and other Financial Contracts], and (j) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.

10

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.

“Inventory” means “inventory” as defined in the UCC.

“Investment” of a Person means (a) any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; (b) stocks, bonds, mutual funds, Equity Interests, notes, debentures or other securities (including warrants or options to purchase securities) owned by such Person; (c) any deposit accounts and certificate of deposit owned by such Person; and (d) structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Investment-Grade Account Debtor” means an Account Debtor with a rating of at least “BBB-” from S&P and at least “Baa3” from Moody’s.

“Letter of Credit” means a letter of credit or similar instrument which is issued upon the application of a Person or upon which a Person is an account party or for which a Person is in any way liable.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan.

“Loan Documents” means this Agreement, the Collateral Documents, the Note, any subordination agreement and any other document or agreement, now or in the future, executed by the Borrower or any other Loan Party for the benefit of the Lender in connection with this Agreement.

“Loan Party” means the Borrower.

“Maintenance Capital Expenditures” means 50% of depreciation expense for the period specified.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, liabilities (actual and contingent), operations or condition (financial or otherwise), results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

11

“Material Indebtedness” means Indebtedness of the Borrower or any Subsidiary in an outstanding principal amount of $100,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement “ means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Modify” and “Modification” are defined in Section 2.16(a).

“Moody’s” means Moody’s Investors Service, Inc.

“ Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory, which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to the Lender by an appraiser selected by the Lender.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by the Lender, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage. The NOLV Factor will be increased or reduced promptly upon receipt by the Lender of each updated appraisal.

“Non-Investment-Grade Account Debtor” means an Account Debtor with (a) a rating of less than “BBB-” from S&P or less than “Baa3” from Moody’s or (b) no rating from S&P or Moody’s.

“Note” is defined in Section 2.12(a).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loan, all obligations in connection with Cash Management Services, all Hedge Management Obligations provided to the Borrower or any Subsidiary by the Lender, all accrued and unpaid fees, and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Subsidiary to the Lender or any indemnified party arising under the Loan Documents (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

12

“ Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Participant” is defined in Section 11.1(b).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time, and any successor statute.

“Payment Date” means the first day of each month, provided, that if such day is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“Payment Notice” is defined in Section 2.6.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Liens” means the Liens permitted pursuant to Section 6.17.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Raw Materials” means Inventory in its unmanufactured state prior to undergoing the manufacturing process.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for accrued and unpaid interest on the Obligations, reserves for Inventory shrinkage, reserves for declines in Inventory values and reserves for contingent liabilities of any Loan Party) based on such considerations as the Lender deems appropriate in its Permitted Discretion from time to time.

13

“Restricted Payment “ means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Borrower or any Subsidiary thereof.

“Revolving Commitment” means the obligation, if any, of the Lender to make Revolving Loans tothe Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.

“Revolving Commitment Amount” means $5,900,000.00, as such amount is (a) reduced pursuant to Section 2.11 of this Agreement, or may be modified, (b) pursuant to Section 2.6, or (c) as otherwise modified from time to time pursuant to the terms hereof.

“Revolving Exposure” means, at any time, the sum of Revolving Loans outstanding at such time.

“Revolving Loan” means a loan made pursuant to the Revolving Commitment to lend set forth in Section 2.1(a) (or any conversion or continuation thereof).

“Revolving Note” means the promissory note of the Borrower in the form of Exhibit C.

“Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person or group listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person or group operating, organized or resident in a Sanctioned Country, (c) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, or (d) any Person 50% or more owned, directly or indirectly, by any of the above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

14

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Agreement” means that certain Security Agreement dated as of the Closing Date by and among the Loan Parties and the Lender, as it may be amended or modified and in effect from time to time pursuant to the terms hereof and thereof.

“Senior Funded Debt” shall mean Indebtedness for borrowed money, for the deferred purchase price of property not purchased on ordinary trade terms, for Capitalized Leases and for other liabilities evidenced by promissory notes or other instruments, but not including any Indebtedness that has been subordinated to the Indebtedness evidenced by the Note pursuant to a writing that has been accepted by the Lender.

“Senior Cash Flow Leverage Ratio” means, as of any date of determination, the ratio of

(a) Senior Funded Debt plus six (6) times rent expense

to

(b) EBITDAR,

in each case calculated without duplication and on a consolidated basis for the Borrower and its Subsidiaries.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Obligations to the written satisfaction of the Lender.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole or Property which is responsible for more than 10% of the consolidated net income of the Borrower and its Subsidiaries taken as a whole, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve -month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Transferee” is defined in Section 11.1.

15

“ UCC” means the Uniform Commercial Code as in effect from time to time in the Colorado or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

1.2. Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

1.3. Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “shall” shall have the same meaning as the term “will”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporation by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and such incorporation shall include all necessary definitions and related provisions from such other agreements but including only amendments thereto agreed to by the Lender, and shall survive any termination of such other agreements until the Obligations are irrevocably paid in full and the commitments of the Lender to advance funds to the Borrower are terminated.

ARTICLE II

THE CREDITS

2.1. Commitments. From and including the Effective Date and prior to the Facility Termination Date, the Lender agrees, on the terms and conditions set forth in this Agreement, to make:

(a) Revolving Loans to the Borrower in Dollars upon the request of the Borrower, provided that, after giving effect to the making of each such Revolving Loan the Revolving Exposure shall not exceed the lesser of the Revolving Commitment Amount as it is reduced from time to time or the Borrowing Base. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow the Revolving Loans at any time prior to the Facility Termination Date. Unless previously terminated, the Revolving Commitment shall terminate on the Facility Termination Date.

2.2. Required Payments; Termination. If at any time the Revolving Exposure exceeds the lesser of the Revolving Commitment Amount as it reduces from time to time or the Borrowing Base, the Borrower shall immediately make a payment on the Revolving Loans in an amount sufficient to eliminate such excess. The Outstanding Credit Exposure and all other unpaid Obligations under this

16

Agreement and the other Loan Documents shall be paid in full by the Borrower on the Facility Termination Date.

2.3.	Reserved.

2.4.	Reserved.

2.5.	Reserved.

2.6.	Termination and Reductions in Revolving Commitment; Optional Principal Payments.

(a) The Borrower may upon not less than 10 Business Days’ prior written notice to the Lender, terminate the Revolving Commitment in its entirety. Upon termination of the Revolving Commitment pursuant to this Section 2.6, the Borrower shall pay to the Lender the full amount of all outstanding Revolving Loans, all accrued and unpaid interest thereon, and all unpaid accrued to the date of such termination.

(b) The Borrower may prepay the Revolving Loans, in whole or in part, at any time, without premium or penalty. Notwithstanding anything to the contrary, if the Revolving Loans are tied to a cash management sweep product agreed to by the Borrower and the Lender, then Revolving Loans will also be prepaid by applications made to the Revolving Loans in accordance with the terms of such cash management sweep product.

2.7. Borrowing Requests. The Borrower shall give the Lender irrevocable notice in the form of Exhibit D (a “Borrowing Notice”) not later than 11:00 a.m. (Denver time) on the Borrowing Date of each Revolving Loan specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Revolving Loan and

(ii)	the amount of such Revolving Loan,

2.8.	Reserved.

2.9. Interest Rates. Interest on each Revolving Loan hereunder shall accrue at an annual rate equal to the Applicable Margin plus the Daily Reset LIBOR Rate. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

2.10. Rates Applicable After Event of Default. During the continuance of an Event of Default, the Loans shall, at the option of the Lender (or, in the case of an Event of Default under Section 7.2, 7.6 or 7.7, automatically upon the occurrence of an Event of Default), bear interest at the rate otherwise applicable thereto plus 5% per annum.

17

2.11.	Method of Payment; Reduction of Revolving Commitment Amount.

(a) All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Article XII by 12:00 noon (Denver time) on the date when due. The Lender is hereby authorized to charge the account of the Borrower maintained with the Lender for each payment of principal, interest, and fees as it becomes due hereunder.

(b) The Revolving Commitment Amount shall be reduced by the following required principal payments:

(i) The Borrower shall permanently reduce the Revolving Commitment Amount by making monthly principal payments to Lender in the amount of $50,000.00 beginning August 1, 2016, and continuing on the same date of each consecutive month thereafter (except that if a given month does not have such a date the last day of such month) until such time as the aggregate amount owing on the Revolving Loans whether by such principal reduction payments or any other principal payments is reduced to $2,900,000.00. Until such time as the aggregate amount owing on the Revolving Loans is reduced to $2,900,000.00 the foregoing required monthly principal payments and any other principal payments shall permanently reduce the Revolving Commitment Amount by the amount of such principal payments.

(ii) All principal owing on the Revolving Loans shall be due and payable in full on the Facility Termination Date.

2.12.	Evidence of Indebtedness.

(a) The Revolving Loans shall be evidenced by a single Revolving Note payable to the order of the Lender in a principal amount equal to the Revolving Commitment Amount originally in effect the “Note”).

(b) The Lender shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder from the Borrower. The entries maintained in the accounts shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.13. Telephonic Notices. The Borrower hereby authorizes the Lender to extend Loans and to transfer funds based on telephonic notices made by any Person or Persons the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

18

2.14. Interest Payment Dates; Interest and Fee Basis. Interest is payable beginning August 1, 2016, and on the same date of each consecutive month thereafter (except that if a given month does not have such a date, the last day of such month), and on the date of any prepayment on the amount prepaid, plus a final interest payment with the final payment of principal. Interest accrued pursuant to Section 2.10 shall be payable on demand. Interest on all Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Denver Time) at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lender determines that (i) the Senior Cash Flow Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Senior Cash Flow Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Lender promptly upon demand (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.

2.15. Reserved.

2.16. Limitation of Interest. Notwithstanding any provision contained herein or in any Loan Document, the total liability of the Borrower for payment of interest pursuant hereto, including late charges, shall not exceed the Highest Lawful Rate, and if any payments by the Borrower include interest in excess of the Highest Lawful Rate, the Lender shall apply the excess first to reduce the unpaid balance of the Loans, then to reduce the balance of any other Indebtedness of the Borrower to the Lender. If there is no such Indebtedness, the excess shall be returned to Borrower.

2.17. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the specified currency with such other currency at the Lender’s offices on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Lender in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lender in the specified currency, the Lender agrees to remit such excess to the Borrower.

2.18.	Advance Rates and Sublimits

(a) The Borrower acknowledges that the Lender, from time to time, may do any one or more of the following in its Permitted Discretion: (i) decrease the dollar limits on outstanding advances against the Borrowing Base or (ii) decrease the advance rate applicable to Eligible Inventory or Eligible Accounts set forth within the definition of “Borrowing Base” if, in either case, one or more of the following events occur or conditions exist: (x) a Default or Event of Default has occurred, (y) with regard to the advance rate applicable to Eligible Accounts set forth within the definition of “Borrowing Base”, (A) the dilution percentage with respect to the Borrower’s Eligible Accounts (i.e., reductions in the amount of Accounts because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) increases by an amount which the Lender, has determined in its Permitted Discretion, is materially above that which existed as of the Closing Date, (B) the percentage of Accounts that are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of Accounts that are within 90 days from the date of the original invoices applicable thereto, by an amount which the Lender, in its Permitted Discretion, determines is material, or (C) any material change occurs, determined by the Lender in its Permitted Discretion, from the Closing Date in respect of the credit rating or credit quality of the Borrower’s Account Debtors; or (z) with respect to the advance rate applicable to Eligible Inventory set forth within the definition of “Borrowing Base”, there occurs a material change, as determined by the Lender in its Permitted Discretion (whether in connection with an updated Inventory appraisal or otherwise), in the age, type, quantity, or quality of the Lender’s Eligible Inventory as the same is constituted on the Closing Date.

19

(b) If, at any time, the Lender decreases any of the dollar limits on outstanding advances against the Borrowing Base or decreases the advance rate applicable to Eligible Inventory or Eligible Accounts set forth within the definition of “Borrowing Base”, the Lender will give the Borrower fifteen (15) days advance written notice of such change, unless a Default or Event of Default then exists, in which case the Lender will give the Borrower contemporaneous oral or written notice of such change.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, there occurs any Change in Law which:

(a) subjects the Lender to any Taxes (other than with respect to Indemnified Taxes, Excluded Taxes, and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender [(other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances)], or

(c) imposes any other condition (other than Taxes) the result of which is to increase the cost to the Lender of making, funding or maintaining its Loans, or reduces any amount receivable by the Lender in connection with its Loans, or requires the Lender to make any payment calculated by reference to the amount of Loans held or interest or Facility LC Fees received by it], by an amount deemed material by the Lender, and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining the Loans or the Revolving Commitment or to reduce the amount received by the Lender in connection with such Loans, Revolving Commitment, then, within fifteen (15) days after demand by the Lender, the Borrower shall pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.1 shall not constitute a waiver of the Lender’s right to demand such compensation.

20

3.2. Changes in Capital Adequacy Regulations. If the Lender determines that the amount of capital or liquidity required or expected to be maintained by the Lender or any corporation or holding company controlling the Lender is increased as a result of (i) a Change in Law or (ii) any change on or after the Closing Date in the Risk-Based Capital Guidelines, then, within fifteen (15) days after demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which the Lender determines is attributable to this Agreement, the Revolving Exposure or the Revolving Commitment to make Loans hereunder (after taking into account the Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable. Failure or delay on the part of the Lender to demand compensation pursuant to this Section 3.2 shall not constitute a waiver of the Lender’s right to demand such compensation.

3.3.	Reserved.

3.4.	Reserved.

3.5.	Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) The Loan Parties shall indemnify the Lender, within fifteen (15) days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.5, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

21

(f) Each party’s obligations under this Section 3.5 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6. Lender Statements; Survival of Indemnity. The Lender shall deliver a written statement of the Lender to the Borrower as to the amount due, if any, under Section 3.1, 3.2, or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Loan shall be calculated as though the Lender funded its Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lender shall not be required to make the initial Credit Extension hereunder unless each of the following conditions is satisfied:

(a)	The Lender shall have received the following:

(i)	This Agreement executed by the Borrower.

(ii)	The Note executed by the Borrower.

(iii)	The Security Agreement executed by the Loan Party in favor of the Lender.

(iv)	Certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (i) that there have been no changes in the charter document of such Loan Party, as attached thereto and as certified as of a recent date by the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, since the date of the certification thereof by such governmental entity, (ii) the bylaws, operating agreement or other organizational document, as attached thereto, of such Loan Party as in effect on the date of such certification, (iii) resolutions of the Board of Directors or other governing body of such Loan Party authorizing the execution, delivery and performance of each Loan Document to which it is a party, (iv) a good standing certificate (or analogous documentation if applicable) for such Loan Party from the Secretary of State (or analogous governmental entity) of the jurisdiction of its organization, to the extent generally available in such jurisdiction and (v) the names and true signatures of the incumbent officers of each Loan Party authorized to sign the Loan Documents to which it is a party, and (in the case of the Borrower) authorized to request an Advance [or the issuance of a Facility LC] under the Credit Agreement.

(xi)	A certificate, signed by the chief financial officer of the Borrower, stating that on the date of the initial Credit Extension (1) no Default or Event of Default has occurred and is continuing and (2) the representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

22

(b) The Lender shall have received evidence satisfactory to it that any credit facility currently in effect for the Borrower shall have been terminated and cancelled and all Indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Loans) and any and all liens thereunder, if any, shall have been terminated and released.

(c) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d) There shall not have occurred a Material Adverse Effect or a material adverse change in the facts and information regarding the Borrower and its Subsidiaries as represented by such entities to date.

(e) The Lender shall have received evidence of all governmental, equity holder andthird party consents and approvals necessary in connection with the contemplated financing and all applicable waiting periods shall have expired without any action being taken by any authority that would be reasonably likely to restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries, taken as a whole, and no law or regulation shall be applicable which in the reasonable judgment of the Lender could have such effect.

23

(f) No action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions.

(g) The Lender shall have received: (i) pro forma financial statements giving effect to the initial Credit Extensions contemplated hereby, which demonstrate, in the Lender’s reasonable judgment, together with all other information then available to the Lender, that the Borrower can repay its debts and satisfy its other obligations as and when they become due, and can comply with the financial covenants set forth in Section 6.27, (ii) such information as the Lender may reasonably request to confirm the tax, legal, and business assumptions made in such pro forma financial statements, and (iii) unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended December 31, 2015.

(h) The Lender shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(i) The Lender shall have received the results of a recent lien search in each of the jurisdictions where the initial Loan Parties are organized, as well as from the United States Patent and Trademark Office and U.S. Copyright Office, and such searches shall reveal no Liens on any of the assets of the initial Loan Parties except for Permitted Liens or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to the Lender.

(j) Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender a perfected Lien on the Collateral described herein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall be in proper form for filing, registration or recordation.

(k) The Lender shall have received a Borrowing Base Certificate current as of May 31, 2016.

(l) The Lender shall have received such other agreements, documents, instruments and certificates as may be reasonably requested by the Lender.

4.2. Each Credit Extension. The Lender shall not be required to make any Credit Extension unless on the applicable Borrowing Date:

(a) All conditions set forth in Section 4.1 have been previously satisfied or waived by the Lender.

(b) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Credit Extension.

(c) The representations and warranties contained in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

24

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1. Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Each of the Borrower and its Subsidiaries has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrower and its Subsidiaries is a party constitute legal, valid and binding obligations of the Borrower and its Subsidiaries enforceable against the Borrower and its Subsidiaries in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s Constituent Documents, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Subsidiaries, is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The December 31, 2015 unaudited financial statements heretofore delivered to the Lender were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

25

5.5. Material Adverse Change. Since May 20, 2016, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns which are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of the Borrower as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective Equity Interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding Equity Interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such Equity Interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

5.10. Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other [corporate] [limited liability company] [partnership] restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

26

5.13. Compliance With Laws. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

5.14. Ownership of Properties. Except as set forth in Schedule 5.14, the Borrower and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.14(a)).

5.15. Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code) which is subject to Section 4975 of the Code, and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. The Borrower is not subject to any law, rule or regulation which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. The Borrower’s Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and none of Borrower or any of its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its Property and/or operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, insurance in compliance with Section 6.6.

5.19. Subordinated Indebtedness. The Obligations constitute senior Indebtedness which is entitled to the benefits of the subordination provisions of all outstanding Subordinated Indebtedness.

5.20. Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees is a Sanctioned Person. No Loan or Facility LC, use of the proceeds of any Loan or Facility LC or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions.

27

(b) Neither the making of the Loans hereunder nor the use of the proceeds there of will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.21. Force Majeure. Since the date of the most recent financial statement referred to in Section 5.4, the business, properties and other assets of the Borrower and its Subsidiaries have not been affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God, in any case which could reasonably be expected to have a Material Adverse Effect.

5.22. Labor Matters. There are no pending or threatened strikes, lockouts or slowdowns against the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has been or is in violation in any material respect of applicable federal, state, local or foreign law dealing with labor matters which could reasonably be expected to have a Material Adverse Effect. All material payments due from the Borrower or any Subsidiary on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimis amounts), have been paid or accrued as a liability on the books of the Borrower or such Subsidiary. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

ARTICLE VI

COVENANTS

Until (a) each and all of the Obligations have been irrevocably paid and performed in full and (b) the Lender no longer has any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan Document:

6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(a) Within 120 days after the close of each of its fiscal years, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report, with no going concern modifier, certified by independent certified public accountants acceptable to the Lender, prepared in accordance with GAAP on a consolidated for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Event of Default, or if, in the opinion of such accountants, any Default or Event of Default shall exist, stating the nature and status thereof.

(b) Within 30 days after the close of each quarterly period of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.27) and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

28

(c) As soon as available, but in any event within 30 days after the end of each month: (i) a Borrowing Base Certificate certified to be true and correct by an Authorized Officer of the Borrower; (ii) an accounts receivable aging report in form acceptable to Lender, (iii) an accounts payable aging report in form acceptable to Lender and (iv) a summary inventory report in form acceptable to Lender.

(d) As soon as available, but in any event within 30 days after the beginning of each fiscal year of the Borrower, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and funds flow statement) of the Borrower for such fiscal year.

(e) Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(f) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(g) Such other information (including non-financial information and environmental reports) as the Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lender at such earlier date.

6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital, general corporate purposes and acquisition expenses. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U). The Borrower will not request any Loan, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions.

6.3. Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lender, promptly and in any event within 5 days after an officer of the Borrower obtains knowledge thereof, of the occurrence of any of the following:

(a)	any Default or Event of Default;

(b)	(i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions and (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by the Borrower or any Subsidiary that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

29

(c) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(e) any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary;

(f) the assertion of any claim pursuant to applicable Environmental Law, including alleged violations of or non-compliance with permits, licenses or other authorizations issued pursuant to applicable Environmental Law, by any Person against, or with respect to the activities of, the Borrower or any Subsidiary that would reasonably be expected to result in a Material Adverse Effect;

(g) with respect to any insurance policy or policies described in Section 6.6, (i) such policy or policies shall be materially altered in a manner adverse to the Lender or (ii) the amount of coverage thereunder shall be reduced; and

(h) any other development, financial or otherwise, which would reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section 6.3 shall be accompanied by a statement of an officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is conducted on the Closing Date and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property, liability insurance and environmental insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried. The Lender shall be named as lender loss payee pursuant to a standard mortgagee provision acceptable to the Lender and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days prior written notices before any such policy or policies shall be cancelled.

30

6.7. Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (a) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, Anti-Corruption Laws and applicable Sanctions, and (b) perform in all material respects its obligations under material agreements to which it is a party. The Borrower will not use, or allow any tenants or subtenants to use, its Property for any business activity that violates any federal or state law or that supports a business that violates any federal or state law.

6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate.

6.10. Permits and Licenses. Each of the Borrower and its Subsidiaries will possess all permits, contracts, licenses, trademarks, trade names, patents, copyrights and other authorizations and matters necessary to enable the Borrower and its Subsidiaries to conduct their businesses in the ordinary course, except those the absence of which could not reasonably be expected to have a Material Adverse Effect.

6.11. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations that, if not paid, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

6.12. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) The Loan.

(b) Indebtedness existing on the Closing Date and described in Schedule 6.12 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof.

(c) Sale and Leaseback Transactions permitted pursuant to Section 6.24.

(d) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets (in each case to the extent such acquisition is otherwise permitted hereby) prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and any renewal or extension of such Indebtedness that does not increase the principal amount thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $100,000 at any time outstanding.

31

(e) Indebtedness of the Borrower owing to any Subsidiary and of any Subsidiary owing to the Borrower or any other Subsidiary.

(f) Guaranties by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that guaranties by any Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.15.

(g) Subordinated Indebtedness.

(h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence.

(i) Other Indebtedness, provided that the aggregate principal amount of such other Indebtedness does not exceed $100,000 at any time outstanding.

6.13. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or liquidate or dissolve, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof, and with the Borrower being the survivor of any merger with Subsidiary.

6.14. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b) The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(c) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section 6.14(c) during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

6.15. Investments. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, except:

(a) Cash Equivalent Investments.

(b) Existing Investments in Subsidiaries and other Investments in existence on the losing Date and described in Schedule 6.15.

32

(c) Travel advances to management personnel and employees in the ordinary course of business.

(f) Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary; provided that the aggregate amount of Investments by the Loan Parties in or to, and guaranties by the Loan Parties of Indebtedness of, any Subsidiary that is not a Loan Party shall not exceed $100,000 at any time outstanding.

(g) Investments in securities of customers and suppliers received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and bona fide disputes with, customers and suppliers, in each case in the ordinary course of business and received pursuant to a plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of any such customers and suppliers.

(h) Other Investments, provided that the aggregate principal amount of such other Investments does not exceed $100,000 at any time outstanding.

6.16. Acquisitions. The Borrower will not, nor will it permit any Subsidiary, to make any Acquisition.

6.17. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

33

(f) Deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business.

(g) Judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP.

(h) The interest or title of a lessor, sublessor or owner under any lease of real estate, equipment or facilities (including fiber optic cable) expressly permitted under this Agreement (but not Liens, encumbrances or other exceptions to title encumbering such interest or title, except as otherwise provided in this definition).

(i) Purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business.

(j) Licenses of trademarks and other intellectual property rights granted by the Borrower or any Subsidiary in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary.

(k) Purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capitalized Lease Obligations); provided that

(i) such Lien secures Indebtedness permitted by Section 6.12(f), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets.

(l) Any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that in each case (i) any such Lien was not created in the contemplation of any of the foregoing, (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition, and (iii) such Lien is not a blanket or “all assets” Lien.

(m) Liens existing on the Closing Date and described in Schedule 6.17.

(n) Liens in favor of the Lender granted pursuant to any Collateral Document.

(o) Extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (n) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

34

(p) Other Liens securing Indebtedness, provided that the aggregate principal amount of Indebtedness secured by Liens described in this paragraph (p) at any time does not exceed $10,000 at any time outstanding.

6.18. Reserved.

6.19. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.20. Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily repay, prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance satisfactory to the Lender.

6.21. Reserved.

6.22. Reserved.

6.23. Sale of Accounts. The Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.24. Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into or a suffer to exist Sale and Leaseback Transactions that involve consideration payable to the Borrower and its Subsidiaries in connection with the applicable sale which in the aggregate exceeds $25,000.

6.25. Reserved.

6.26. Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary of the Borrower, and (ii) the Borrower may declare and pay dividends on its capital stock provided that no Default or Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.

6.27. Financial Covenants.

(a) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the end of each of its fiscal quarters; commencing with the fiscal quarter ending September 30, 2016 to be less than 1.15 to 1.0. Such Fixed Charge Coverage Ratio shall be determined as follows: (i) for the fiscal quarter ending of September 30, 2016, determined by annualizing the actual results for the three month period ending on September 30, 2016, (ii) for the fiscal quarter ending December 31, 2016, determined by annualizing the actual results for the six month period ending December 31, 2016, (iii) for the fiscal quarter ending as of March 31, 2017, determined by annualizing the actual results for the nine month period ending March 31, 2017, and (iv) for the fiscal quarter ending June 30, 2017 and for each fiscal quarter end thereafter based on actual results for the twelve month period then ending.

35

(b) Senior Cash Flow Leverage Ratio. The Borrower will not permit the Senior Leverage Ratio, determined as of the end of each of its fiscal quarters to be greater than the following: (i) 4.50 to 1.00 for the fiscal quarter ending of September 30, 2016, determined by annualizing EBITDAR actual results for the three month period ending on September 30, 2016; 4.50 to 1.00 for the fiscal quarter ending December 31, 2016, determined by annualizing EBITDAR actual results for the six month period ending December 31, 2016; 4.00 to 1.00 for the fiscal quarter ending as of March 31, 2017, determined by annualizing EBITDAR actual results for the nine month period ending March 31, 2017; 4.00 to 1.00 for the fiscal quarter ending as of June 30, 2017, determined by using actual results for EBITDAR for the twelve month period ending June 30, 2017; 3.50 to 1.00 for the fiscal quarter ending September 30, 2017 determined by using actual results for EBITDAR for the twelve month period ending September 30, 2017; 3.50 to 1.00 for the fiscal quarter ending December 31, 2017 determined by using actual results for EBITDAR for the twelve month period ending December 31, 2017; and 3.00 to 1.00 for the fiscal quarter ending March 31, 2018 determined by using actual results for EBITDAR for the twelve month period then ending.

6.28. Reserved.

6.29. PATRIOT Act Compliance. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Lender in order to assist the Lender in maintaining compliance with the PATRIOT Act.

6.30. Accounting Changes, Etc.. The Borrower will not, and will not permit any Subsidiary to, (a) make any significant change in accounting treatment or reporting practices, except as permitted by the income-tax basis of accounting or GAAP (or except to become compliant with GAAP), or change its fiscal year, or (b) amend, modify or change any of its Constituent Documents in any manner materially adverse in any respect to the rights or interests of the Lender.

6.31. Negative Pledges; Subsidiary Restrictions. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lender which would (a) prohibit the Borrower or any Subsidiary from granting, or otherwise limit the ability of the Borrower or any Subsidiary to grant, to the Lender any Lien on any assets or properties of the Borrower or any Subsidiary, or (b) require the Borrower or any Subsidiary to grant a Lien to any other Person if the Borrower or any Subsidiary grants any Lien to the Lender. The Borrower will not, and will not permit any Subsidiary to, place or allow any restriction, directly or indirectly, on the ability of such Person to (i) pay dividends or any distributions on or with respect to any Subsidiary’s capital stock or (ii) make loans or other cash payments to a Borrower.

6.32. Deposit Accounts. The Borrower will maintain all of its deposit accounts with Lender.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date made or confirmed.

36

7.2. Nonpayment of (i) principal of any Loan when due, interest upon any Loan, any, or any other obligation under any of the Loan Documents within one (1) Business Day after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2 (Use of Proceeds), 6.3 (Notice of Material Events), 6.4 (Conduct of Business), 6.6 (Insurance), 6.10 (Permits and Licenses), 6.11 (Payment of Obligations), 6.12 (Indebtedness), 6.13 (Merger), 6.14 (Sale of Assets), 6.15 (Investments), 6.16 (Acquisitions), 6.17 (Liens), 6.18 (Capital Expenditures), 6.19 (Affiliates), 6.20 (Subordinated Indebtedness), 6.23 (Sale of Accounts), 6.24 (Sale and Leaseback Transactions), 6.26 (Restricted Payments), 6.27 (Financial Covenants), 6.28 (Further Assurances), 6.29 (PATRIOT Act Compliance), 6.30 (Accounting Changes, Etc.), 6.31 (Negative Pledges; Subsidiary Restrictions), 6.32 (Deposit Accounts).

7.4. The breach by the Borrower (other than a breach which constitutes an Event of Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after the earlier of (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 6.3(a), or (iii) the date the Lender gives notice of such failure to the Borrower.

7.5. (i) Failure of the Borrower or any of its Subsidiaries to pay when due any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness, (ii) the default by the Borrower or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition under this clause (ii) is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date, or (iii) any portion of Material Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6. The Borrower, any of its Subsidiaries or any Guarantor shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7, or (vii) not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7. Without the application, approval or consent of the Borrower, any of its Subsidiaries or any Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, any of its Subsidiaries, any Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower, any of its Subsidiaries or any Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

37

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, obtain a stay with respect to, or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $10,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

7.10. (i) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $10,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (ii) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

7.11. Nonpayment by the Borrower or any Subsidiary of any Hedge Management Obligation when due or the breach by the Borrower or any Subsidiary of any term, provision or condition contained in any Hedge Management Transaction or any transaction of the type described in the definition of “Hedge Management Transactions,” whether or not the Lender or Affiliate of the Lender is a party thereto.

7.12. Any Change in Control shall occur.

7.13. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.14. Reserved.

7.15. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document or the terms hereof, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document to which it is a party.

7.16. Any occurrence or event that has a Material Adverse Effect.

38

ARTICLE VIII

ACCELERATION AND REMEDIES

8.1. Acceleration; Remedies. (a) If any Event of Default described in Section 7.6 or 7.7 occurs, the obligations of the Lender to make Loans hereunder shall automatically terminate and the Obligations under this Agreement and the other Loan Documents shall immediately become due and payable without any election or action on the part of the Lender. If any other Event of Default occurs, the Lender may (a) terminate or suspend the obligations of the Lender to make Loans hereunder, or declare the Obligations under this Agreement and the other Loan Documents to be due and payable, or both, whereupon the Obligations under this Agreement and the other Loan Documents shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(b) Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

(c) After the exercise of remedies provided for in this Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in the first sentence of Section 8.1(a)), any amounts received by the Lender on account of the Obligations shall be applied by the Lender to the payment of the Obligations under this Agreement and the other Loan Documents and any other amounts as shall from time to time have become due and payable by the Borrower to the Lender under the Loan Documents as Lender may decide in its sole discretion.

8.2. Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 9.1, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until (a) each and all of the Obligations have been irrevocably paid and performed in full and (b) the Lender no longer has any commitment to provide any financial accommodations to the Borrower or any other Loan Party under any Loan Document.

ARTICLE IX

GENERAL PROVISIONS

9.1. Modifications . Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided, that no amendment, modification or waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom by the Borrower or other party thereto shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

39

9.2. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.3. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof [other than those contained in the Fee Letter].

9.6. Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.7. Expenses; Indemnification. (a) The Borrower shall reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender, including, without limitation, filing and recording costs and fees, costs of any environmental review, consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Lender and/or the allocated costs of in-house counsel incurred from time to time, in connection with the due diligence, preparation, administration, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents, and expenses incurred in connection with assessing and responding to any subpoena, garnishment or similar process served on the Lender relating to the Borrower, any Collateral, any Guarantor, any Loan Document or the extensions of credit evidenced thereby. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses, including, without limitation, filing and recording costs and fees, costs of any environmental review, and consultants’ fees, travel expenses and reasonable fees, charges and disbursements of outside counsel to the Lender and/or the allocated costs of in-house counsel incurred from time to time, paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify and hold harmless the Lender, its affiliates, and each of their directors, officers and employees, agents and advisors (each, an “Indemnified Party”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not any Indemnified Party is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, [any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of applicable Indemnified Party. The obligations of the Borrower under this Section 9.7 shall survive the termination of this Agreement.

40

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder. In addition, notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10. No Advisory or Fiduciary Responsibility; Nonliability of Lender. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or its Affiliates. The relationship between the Borrower and its Subsidiaries on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower or any of its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. The Lender shall have no liability with respect to, and the Borrower and each of its Subsidiaries hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower and any of its Subsidiaries in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11. Confidentiality. The Lender agrees to hold any confidential information which it may receive from the Borrower in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates, and, in each case, their respective employees, directors, and officers, (ii) to legal counsel, accountants, and other professional advisors to the Lender, (iii) as provided in Section 11.1, (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, and (x) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section 9.11 or (2) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.5, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Lender with respect to any confidential information previously or hereafter received by the Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Lender with respect to such confidential information.

41

9.12. Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the PATRIOT Act:

The Lender hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the PATRIOT Act.

9.14. Communication by Cellular Phone or Other Wireless Device. By providing the Lender with a telephone number for a cellular phone or other wireless device, including a number that the Borrower later converts to a cellular number, the Borrower is expressly consenting to receiving communications - including but not limited to prerecorded or artificial voice message calls, text messages, and calls made by an automatic telephone dialing system - from the Lender and the Lender’s affiliates and agents at that number. This express consent applies to each such telephone number that the Borrower provides to the Lender now or in the future and permits such calls for non-marketing purposes. Calls and messages may incur access fees from the Borrower’s cellular provider.

ARTICLE X

SETOFF

10.1. Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable law, if any Event of Default occurs, the Borrower authorizes the Lender to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.

42

ARTICLE XI

BENEFIT OF AGREEMENT; SUCCESSORS AND ASSIGNS

11.1.	Successors and Assigns.

(a) General. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns permitted hereby, except that the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of its rights and obligations under the Loans[, the Facility L/Cs] and the Loan Documents to any other Person (“Transferees”). The Lender may disclose to any Transferee and to any prospective Transferee any and all financial information in the Lender’s possession concerning the Borrower, any Subsidiary or any Guarantor which has been delivered to the Lender by or on behalf of the Borrower, any Subsidiary or any Guarantor pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower, any Subsidiary or any Guarantor in connection with the Lender’s credit evaluation of the Borrower or any Subsidiary prior to entering into this Agreement. The parties to this Agreement acknowledge that this Section 11.1 does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank.

(b) Benefit of Certain Provisions. The Borrower agrees that each Transferee to which a participation is granted (each, a “ Participant”) shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.5 and 9.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.1, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender would have received had it retained such interest for its own account except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation.

ARTICLE XII

NOTICES

12.1.        Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

43

(i) if to the Borrower, to it at 1700 E. 68th Avenue, Denver, Colorado 80229, Attention: Brent Willis, Facsimile: 303-853-9215; and

(ii) if to the Lender, to it at 950 17th Street, 8th Floor, Attention: Commercial Banking, Facsimile: 303-585-6949;

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), except that notices to the Lender under Article II shall not be effective unless and until actually received by the Lender. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by e-mail pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or email is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 12.1.

ARTICLE XIII

COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION;

ELECTRONIC RECORDS

13.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Lender, and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

13.2. Electronic Execution of Assignments; Electronic Records. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act. The Lender is authorized to create electronic images and to destroy paper originals of any imaged documents and any such images maintained by the Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.

44

ARTICLE XIV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF COLORADO, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN COLORADO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HERE BY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER [OR TO ENFORCE RIGHTS AND REMEDIES IN RESPECT OF COLLATERAL] IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN COLORADO.

14.3. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

45

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

NABC, INC.

By:	/s/ Scott Lebon
Name:	Scott Lebon
Title:	President and CEO

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Robert Naughton
Name:	Robert Naughton
Title:	Assistant Vice President

46

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

Of

NABC, INC.

“Borrower”

As Of The Period Ending ________________

This Certificate is submitted to U.S. Bank National Association (“Bank”) in connection with the Credit Agreement dated as of June , 2016 (the “Agreement”) between Bank and Borrower. Capitalized terms used herein are defined in the Agreement.

The undersigned hereby certifies to Bank that the undersigned is familiar with the following financial information which has been taken from Borrower’s books and records which are complete and accurate and that the following calculations of the Borrowing Base, the remaining amount available under the Borrowing Base, aging of accounts receivable, categories of inventory and the financial covenants specified in the Agreement are true and correct:

BORROWING BASE

A.	1.	Total Accounts Receivable:
		Exclusions per Agreement:
		No invoice for A/R
		A/R over 60 days past due
		Disputed A/Rs
		Federal government
		contract A/Rs
		Foreign A/Rs
		Affiliates A/Rs
		10%; 20% rule
		No first lien on A/Rs
		Subsidiary Accounts
		Insolvent Account Debtors
		Related Party Accounts
		Bill and Hold Accounts
		COD
		Conditional Sales
		Bulk Sales
		Other Exclusions

	2.	Subtotal of excluded A/Rs:

	3.	Eligible Accounts

(Line 1 - Line 2)	x 70%

EXH. A-1

B.	4.	Total Inventory:
		Exclusions per Agreement:
		Work-in-Process
		Obsolete, defective inventory
		Foreign inventory
		No first lien on inventory
		Damaged, Returned
		Consigned Inventory
		Non U.S. Inventory
		No Insurance Inventory
		Liened Inventory
		No First Lien
		Tooling, Replacement Parts
		3rd Party Consent Inventory
		Packing, shipping inventory
		Display Items
		Hazardous Materials
		Custom Made Inventory
		Otherwise Unacceptable

	5.	Subtotal of excluded inventory

	6.	Eligible Inventory

(Line 4 - Line 5)	x 70%

C.	7.	Net Book Value of Equipment	x 50%

D.	8.	A/P due to co-packers + 3x monthly rent reserve for CS location

E.	9.	Borrowing Base:
		(Line 3 + Line 6 + Line 7 – Line 8)

	10.	Less - Line Balance (i.e. outstandings under Revolving Credit Line)

	11.	[Excess/Deficit] Borrowing Base:

EXH. A-2

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

To: U.S. Bank National Association

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of June 30, 2016 (as amended, modified, renewed or extended from time to time, the “Agreement”) between NABC, INC. (the “Borrower”) and U.S. Bank National Association. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [__________] of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

EXH. B-1

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [__] day of [_______], 20[__].

[NAME OF OFFICER OF
BORROWER]

By:
Name:
Title:

EXH. B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [_________], 20[__] with Provisions of Section 6.27 of the Agreement

[insert relevant calculations]

Recent 4 Quarters
Net Income
Plus:
Interest Expense
Income Tax Expense
Depreciation
Amortization
Extraordinary Income or Gains (footnoted)
Rent and Lease Expense
Equals EBITDAR

Minus:
Income Taxes Paid in Cash
Restricted Payments Paid in Cash
Maintenance Capital Expenditures
Equals Cash Flow Available for Debt Service

Divided by the sum of:
Interest Expense Paid in Cash
Scheduled Principal Payments (including capital lease obligations) Rental or Lease Expense
Equals Total Fixed Charges

FIXED CHARGE COVERAGE RATIO
Existing Requirement	1.15

In Compliance?	YES or NO

Senior Funded Indebtedness
Plus:
6x Rental and Lease Expense
Equals Rent Adjusted Senior Debt

Divided by:
EBITDAR

SENIOR CASH FLOW LEVERAGE RATIO
Existing Requirement (includes step -downs)

In Compliance?	YES or NO

EXH. B-3

EXHIBIT C

FORM OF REVOLVING NOTE

[_________], 20[__]

NABC, INC., a Colorado corporation (the “Borrower”), promises to pay to the order of U.S. Bank National Association (the “Lender”) at 950 17th Street, Denver, Colorado 80202           the principal amount of [                             AND [                   ]/100 DOLLARS ($[                  ]) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to Section 2.1(a) of the Agreement (as hereinafter defined), in immediately available funds, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Revolving Loans in full on the Facility Termination Date.

The Lender is hereby authorized to record in accordance with its usual practice the date and amount of each Revolving Loan and the date and amount of each principal payment hereunder.

This Revolving Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of June 30, 2016 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this [Revolving] Note, including the terms and conditions under which this [Revolving] Note may be prepaid or its maturity date accelerated. This Revolving Note is secured pursuant to the Collateral Documents, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

In the event of default hereunder, the undersigned agree to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF COLORADO WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

By:
Print Name:
Title:

EXH. C-1

EXHIBIT D

FORM OF BORROWING NOTICE

TO: U.S. Bank National Association (the “Lender”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of June 30, 2016 between NABC, INC., a Colorado corporation (the “Borrower”) and the Lender.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

The undersigned Borrower hereby gives to the Lender a request for borrowing pursuant to Section 2.7 of the Agreement, and the Borrower hereby requests to borrow on [_______________], 20[__] (the “Borrowing Date”) an amount of $[___________] in Revolving Loans

The undersigned hereby certifies to the Lender that (i) the representations and warranties contained in Article V of the Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) at the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Agreement have been satisfied.

******

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: [_______________], 20[__]

NABC, INC.

By:
Name:
Title:

SCHEDULE 5.8

Subsidiaries

SCHEDULE 5.14

Properties

SCHEDULE 6.12

Indebtedness

SCHEDULE 6.15

Investments

SCHEDULE 6.17

Liens